Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Plans’ Administration Committee of

Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148844) of Citigroup Inc. of our report dated June 14, 2012 with respect to the financial statements of Citibuilder 401(k) Plan for Puerto Rico (the Plan) as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010, and the related supplemental schedules, which appear in the December 31, 2011 annual report on Form 11-K of the Plan.

/s/ KPMG LLP

New York, New York
June 14, 2012